UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 11, 2007

Lifetime Brands, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-19254 (Commission File Number)	11-2682486 (IRS Employer Identification No.)

1000 Stewart Avenue, Garden City, New York 11530
(Address of Principal Executive Offices)(Zip Code)

(Registrant’s Telephone Number, Including Area Code) 516-683-6000

(Former Name or Former Address, if Changed Since Last Report) N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On June 11, 2007, Lifetime Brands, Inc. (the “Company”) announced it had signed a definitive agreement to purchase a 29.99% interest in Ekco, S.A.B. for approximately $21.9 million, based upon the estimated closing date and current exchange rate.

One of Mexico’s leading housewares companies, Ekco manufactures and sells cookware, bakeware, kitchenware, cutlery, dinnerware, flatware and related items under the Ekco®, Vasconia®, Regal®, H. Steele®, Presto® and Thermos® brands. Shares of Ekco’s capital stock are traded on the Bolsa Mexicana de Valores, S.A. de C.V., (the Mexican Stock Exchange), under the symbol BMV: EKCO.

The proceeds from Lifetime’s investment will be applied by Ekco toward the financing of its acquisition earlier this year of one of the largest aluminum smelter and rolling mills in Mexico, Industria Mexicana del Aluminio, S.A. de C.V.

The agreement provides for Lifetime to appoint four new members to Ekco’s 11-person Board of Directors. The agreement also provides mechanisms whereby Lifetime would be able to acquire 100% ownership of Ekco or, conversely, to require Ekco to repurchase Lifetime’s ownership interests.

Lifetime anticipates the transaction will close before the end of September 2007. The transaction is subject to government, regulatory and corporate approvals and conditions.

The terms and conditions of the agreement are set forth in the Shares Subscription Agreement filed as exhibit 99.1 to this Form 8-K.

The information herein contains certain forward-looking statements including statements concerning the Company’s future prospects. These statements involve risks and uncertainties, including risks relating to general economic conditions and risks relating to the Company’s operations, such as the risk of loss of major customers and risks relating to changes in demand for the Company’s products, as detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits

99.1	Shares Subscription Agreement by and among Lifetime Brands, Inc., Ekco, S.A.B. and Mr. José Ramón Elizondo Anaya and Mr. Miguel Ángel Huerta Pando, dated as of June 8, 2007.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lifetime Brands, Inc. By: /s/ Robert McNally Robert McNally Vice President of Finance and Chief Financial Officer

Date: June 11, 2007